                                                                   EXHIBIT 10.21

                        ASPEN INSURANCE HOLDINGS LIMITED

                       NONQUALIFIED SHARE OPTION AGREEMENT

     THIS AGREEMENT (the "Agreement"), is made effective as of the 20th day of
August, 2003, (hereinafter called the "Date of Grant"), between Aspen Insurance
Holdings Limited, a Bermuda corporation (hereinafter called the "Company"), and
(hereinafter called the "Participant"):

                                R E C I T A L S:

     WHEREAS, the Company has adopted the Aspen Insurance Holdings 2003 Share
Incentive Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

     WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the time option and performance-accelerated option provided for herein (together, the "Options") to the Participant pursuant to the Plan and the terms set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Grant of the Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth,
all or any part of (I) an aggregate of    Shares(1) (the "Time Option") and (II)
an aggregate of    Shares(2) (the "Performance-Accelerated Option"), in each
case, subject to adjustment as set forth in the Plan. The purchase price of the
Shares subject to the Options shall be (pound)107(3) per Share (the "Option
Price"). The Options are intended to be non-qualified share options, and are not intended to be treated as options that comply with Section 422 of the Code.

     2. Vesting.

        (a) Time Option. Subject to the Participant's continued Employment with the Company, the Time Option shall vest and become exercisable with respect to
20% of the Shares underlying the Time Option on the Date of Grant, and 20% of the Shares underlying the Time Option on each December 31st of calendar years
2003, 2004, 2005 and 2006.

        (b) Performance-Accelerated Option. Subject to the Participant's
continued Employment with the Company, the Performance-Accelerated Option shall become vested and

------------
(1)  65% of total grant.

(2)  35% of total grant.

(3)  The exercise price will be converted to dollars at the exchange rate used to convert shareholders' equity.

                                                                               2

exercisable as to 100% of the Shares underlying the Performance-Accelerated
Option on December 31, 2009 (the "Cliff Vesting Date") (but only to the extent such Performance-Accelerated Option has not otherwise terminated or become exercisable); provided that the Performance-Accelerated Option shall become vested and exercisable earlier to the extent that the performance targets described below are achieved; provided, further, that the Board may waive in whole or in part such performance targets so that all or a portion of the
Performance-Accelerated Option shall become vested and exercisable earlier regardless of the performance targets described below.

                (i) Subject to the Cliff Vesting Date, vesting and
        exercisability of 50% of the Performance-Accelerated Option shall be based upon single year Return On Equity (calculated as described in subsection (iv) below, the "ROE") targets (the "Single Year ROE Option")
        as provided in this subsection (i). Subject to the Participant's continued Employment with the Company, the Single Year ROE Option shall become vested and exercisable with respect to up to 20% of the Shares underlying the Single Year ROE Option (the "Maximum Single Year Vesting
        Amount") on the Date of Grant in respect of calendar year 2002, and up to 20% of the Shares underlying the Single Year ROE Option upon the later of the date that ROE is audited by the Company's outside auditors and the date such ROE is approved by the Board in respect of calendar years 2003, 2004, 2005 and 2006, in each case, to the extent the Company achieves the ROE targets for such calendar year set forth in the following table. If upon multiplying the vested amount determined pursuant to the table by the Maximum Single Year Vesting Amount the result is in excess of the Maximum Single Year Vesting Amount, Carried
        Forward Shares (as defined in subsection (iii) below), if any, equal to such excess shall become vested and exercisable. Notwithstanding the foregoing, if the Company's Combined Ratio (as defined in subsection (v)
        below) for any calendar year exceeds 85%, then the portion of the Single
        Year ROE Option that is available to become vested and exercisable in such year shall not become so vested and exercisable, regardless of the
        Company's performance against the ROE targets.

                   ----------------------------------------------------------------------
                                             VESTED AMOUNT(4)
                   ----------------------------------------------------------------------
                       0%       20%       40%       60%     80%     100%      > 100%
-----------------------------------------------------------------------------------------

2002 ROE TARGETS      3.1%     3.4%       3.7%     4.0%     4.3%    4.6%     see note 4
-----------------------------------------------------------------------------------------
2003 ROE TARGETS      9.6%     10.5%     11.5%     12.4%   13.4%    14.3%    see note 4
-----------------------------------------------------------------------------------------
2004 ROE TARGETS      12.7%    13.9%     15.2%     16.4%   17.7%    18.9%    see note 4
-----------------------------------------------------------------------------------------
2005 ROE TARGETS      13.9%    15.3%     16.7%     18.0%   19.4%    20.8%    see note 4
-----------------------------------------------------------------------------------------
2006 ROE TARGETS      9.6%     10.5%     11.5%     12.4%   13.4%    14.3%    see note 4
-----------------------------------------------------------------------------------------

------------------

(4)  Percentages represent the percentage of the Maximum Single Year Vesting
     Amount that would become vested and exercisable. For intermediate ROE percentages and percentages above 100% performance, the vested amount will increase in a linear progression from 0% to 100% and beyond.

                                                                               3

                (ii) Subject to the Cliff Vesting Date, vesting and
        exercisability of the remaining 50% of the Performance-Accelerated
        Option shall be based upon the unweighted average of ROE targets for two years (the "Two Year ROE Option") as provided in this subsection (ii).
        Subject to the Participant's continued Employment with the Company, the
        Two Year ROE Option shall become vested and exercisable with respect to
        20% of the Shares underlying the Two Year ROE Option (the "Maximum Two
        Year Vesting Amount") upon the later of the date that ROE is audited by the Company's outside auditors and the date such ROE is approved by the
        Board in respect of calendar years 2003, 2004, 2005, 2006 and 2007,(5)
        in each case, to the extent that, based on the average of the Company's
        ROE for such calendar year and the prior calendar year, the Company achieves the ROE targets for the two-year period set forth in the following table. If upon multiplying the vested amount determined pursuant to the table by the Maximum Two Year Vesting Amount the result is in excess of the Maximum Two Year Vesting Amount, Carried Forward
        Shares (as defined in subsection (iii) below), if any, equal to such excess shall become vested and exercisable. Notwithstanding the foregoing, if the Company's average Combined Ratio (as defined in subsection (v) below) for any two calendar years exceeds 85%, then the portion of the Two Year ROE Option that is available to become vested and exercisable in the latter year shall not become so vested and exercisable, regardless of the Company's performance against the ROE targets.

                        ------------------------------------------------------------------------
                                                  VESTED AMOUNT(6)
                        ------------------------------------------------------------------------
                          0%       20%       40%       60%       80%      100%       > 100%
------------------------------------------------------------------------------------------------

'02/'03 ROE TARGETS      6.4%     7.0%      7.6%       8.2%     8.9%      9.5%     see note 6
------------------------------------------------------------------------------------------------
'03/'04 ROE TARGETS      11.2%    12.2%     13.4%     14.4%     15.6%     16.6%    see note 6
------------------------------------------------------------------------------------------------
'04/'05 ROE TARGETS      13.3%    14.6%     16.0%     17.2%     18.6%     19.9%    see note 6
------------------------------------------------------------------------------------------------
'05/'06 ROE TARGETS      11.8%    12.9%     14.1%     15.2%     16.4%     17.6%    see note 6
------------------------------------------------------------------------------------------------
'06/'07 ROE TARGETS      9.6%     10.5%     11.5%     12.4%     13.4%     14.3%    see note 6
------------------------------------------------------------------------------------------------

-------------------
(5)  Performance in respect of 2006/2007 shall be the ROE for 2006 unless the
     Company adversely restates such 2006 ROE calculation on or before the later of the date that ROE is audited by the Company's outside auditors and approved by the Board in respect of calendar year 2007, in which case the lower, restated 2006 ROE shall be used to determine the extent, if any, to which the Two Year ROE Option has become vested and exercisable.

(6)  Percentages represent the percentage of the Maximum Two Year Vesting Amount that would become vested and exercisable. For intermediate ROE percentages and percentages above 100% performance, the vested amount will increase in a linear progression from 0% to 100% and beyond.

                                                                               4

                (iii) If in any calendar year all or part of the portion of the
        Performance-Accelerated Option that is available to become vested and exercisable in such year does not vest and become exercisable, such unvested Shares shall be carried forward (the "Carried Forward Shares")
        to subsequent calendar years. The Carried Forward Shares may become vested and exercisable in any subsequent year in which the Company's performance results in a vested amount in excess of 100% of the Maximum
        Single Year Vested Amount or the Maximum Two Year Vested Amount, as
        described in subsections (i) and (ii) above.

                (iv) For purposes of this agreement, "ROE" shall be equal to net income determined under United States Generally Accepted Accounting
        Principles ("US GAAP") before deduction of the cost of all Awards granted under the Plan as a percentage of weighted average shareholders'
        equity, which shall be determined by the Board based on the Company's audited financials under US GAAP.

                (v) For purposes of this agreement, "Combined Ratio" shall be equal to the sum of the loss ratio (calculated by dividing losses and loss adjustment expenses by net premiums earned) and the expense ratio
        (calculated by dividing acquisition expense and general and administrative expense by net premiums earned) and shall be determined by the Board based on the Company's audited financials under US GAAP.

                (vi) In connection with any event described in Section 10(a) of the Plan or in the event of a change in applicable accounting rules, the
        Committee shall make such adjustments in the terms of the
        Performance-Accelerated Options, including but not limited to the ROE targets, if any, as it shall determine shall be necessary to equitably reflect such event in order to prevent dilution or enlargement of the potential benefits of the Performance-Accelerated Options.

        (c) At any time, the portion of the Options that has become vested and exercisable as described above (or pursuant to Section 2(d) or 2(e) below) is hereinafter referred to as the "Vested Portion".

        (d) If the Participant's Employment with the Company is terminated for any reason, the Options shall, to the extent not then vested, be canceled by the
Company without consideration and the Vested Portion of the Options shall remain exercisable for the period set forth in Section 3(a); provided, however, that in the event the Participant is terminated for Cause (as defined below), the Vested
Portion shall be immediately forfeited; provided, further, that in the event the
Participant's Employment is terminated due to death or Disability (as defined below), the Time Option shall vest with respect to the portion of the Time
Option that otherwise would have become vested within 12 months immediately succeeding such termination of Employment.

        (e) Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change in Control the Options shall, to the extent not then vested and not

                                                                               5

previously canceled, forfeited, terminated, expired or lapsed, immediately become fully vested and exercisable as contemplated by Section 10(b)(i) of the
Plan.

     3. Exercise of Option.

        (a) Period of Exercise. Subject to the provisions of the Plan, the
Shareholder's Agreement (as defined below) and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Options at any time prior to the earliest to occur of:

                (i) the tenth anniversary of the Date of Grant;

                (ii) the first anniversary of the Participant's termination of
        Employment due to death or Disability;

                (iii) six months following the date of the Participant's
        termination of Employment by the Company without Cause (other than due to death or Disability) or by the Participant with Good Reason (as defined below);

                (iv) three months following the date of the Participant's
        termination of Employment by the Participant for any reason (other than due to death or Disability or Good Reason);

                (v) the date of the Participant's termination of Employment by the Company for "Cause"; and

                (vi) the date the Committee determines in accordance with
        Section 10(b)(ii) of the Plan.

     For purposes of this Agreement, "Cause" shall mean (i) Participant's engagement in misconduct which is materially injurious to the Company or any of its Affiliates, (ii) Participant's continued failure to substantially perform his or her duties to the Company or any of its Affiliates, (iii) Participant's
repeated dishonesty in the performance of his or her duties to the Company or any of its Affiliates, (iv) Participant's commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the
Company or any of its Affiliates, (y) crime involving moral turpitude, or (z)
criminal offense that could result in a jail sentence of at least 30 days, (v)
Participant's continued failure to comply with the material applicable rules and regulations of any regulatory authority with regulatory jurisdiction over the
Company or any of its Affiliates, or (vi) Participant's material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company, provided that, with respect to such a breach of covenant that could be cured, the Participant did not promptly cure such breach. The determination of the existence of Cause shall be made by the Committee in good faith. Notwithstanding anything in this Agreement to the contrary, if the
Committee determines in good faith that grounds for termination of the
Participant's Employment for Cause exist or existed at the time of termination of the Participant's Employment for any reason, then, for all purposes, the
Options shall be treated as if such termination of the Participant's Employment were or had been for Cause.

                                                                               6

     For purposes of this Agreement, "Disability" shall mean the inability of a
Participant to perform in all material respects his or her duties and responsibilities to the Company, or any Affiliate of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may determine in good faith.
The Disability determination shall be in the sole discretion of the Committee and a Participant (or his or her representative) shall furnish the Committee with medical evidence documenting the Participant's disability or infirmity, which is reasonably satisfactory to the Committee.

     For purposes of this Agreement, "Good Reason" shall mean (i) a reduction in the Participant's annual base salary or annual bonus opportunity, or the failure to pay or provide the same when due, (ii) a material diminution in the
Participant's duties, authority, responsibilities or title, or the assignment to the Participant of duties or responsibilities which are materially inconsistent with his position, (iii) a material adverse change in the Participant's reporting relationship, or (iv) the Company's requiring the Participant to be based at any office or location more than fifty (50) miles from the
Participant's office at the time of the Effective Date; provided, however, that no such event(s) shall constitute "Good Reason" unless the Company shall have failed to cure such event(s) within 30 days after receipt by the Company from the Participant of written notice describing in detail such event(s).

        (b) Method of Exercise.

                (i) Subject to Section 3(a), the Vested Portion of the Options
        may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Options may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which an Option is being exercised and shall be accompanied by payment in full of the Option Price. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months, which period may be waived by the Committee (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares;
        or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the
        Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the
        Committee pursuant to the Plan.

                                                                               7

                (ii) Notwithstanding any other provision of the Plan or this
        Agreement to the contrary, the Options may not be exercised prior to the completion of any registration or qualification of the Options or the
        Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

                (iii) Upon the Company's determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant's name for such Shares. However, the
        Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

                (iv) In the event of the Participant's death, subject to Section
        6, the Vested Portion of the Options shall remain exercisable by the
        Participant's executor or administrator, or the person or persons to whom the Participant's rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

                (v) As a condition to exercising an Option, the Participant shall become a party to the Shareholder's Agreement. "Shareholder's
        Agreement" shall mean the Shareholder's Agreement in the form attached hereto as Exhibit A.

     4. No Right to Continued Employment. The granting of the Options evidenced hereby and this Agreement shall impose no obligation on the Company or any
Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company's or its Affiliate's right to terminate the Employment of such Participant.

     5. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange
Commission, any stock exchange upon which such Shares are listed, and any applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     6. Transferability. The Options may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any
Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance;
provided, further, that, upon written request by the Participant, the Committee may, subject to such rules as the Committee may adopt, permit the Options to be transferred by the Participant to: (i) the Participant's spouse, children or grandchildren (including adopted and stepchildren and grandchildren)
(collectively, the "Immediate Family"); (ii) a trust primarily for the benefit of the Participant and/or members of his or her Immediate Family (a "Family
Trust"); or (iii) a partnership or limited liability

                                                                               8

company or other entity whose only partners or other equity owners are a Family
Trust, the Participant and/or his or her Immediate Family members (each transferee described in clauses (i), (ii) and (iii) above is hereinafter referred to as a "Permitted Transferee"). The request by the Participant shall describe the terms and conditions of the proposed transfer and the Committee shall notify the Participant in writing if such a transfer will be permitted.
Following a permitted transfer, all terms of the Options shall apply to the
Permitted Transferee and any reference in the Plan and in the Agreement to a
Participant shall be deemed to refer to the Permitted Transferee, except that
(a) Permitted Transferees shall not be entitled to transfer any Option, other than by will or the laws of descent and distribution, (b) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate, (c) the
Committee or the Company shall not be required to provide any notice to a
Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; provided that, if such notice is not provided to the Permitted Transferee, such notices are delivered by the Company to the Participant and (d) the consequences of termination of the Participant's employment by, or services to, the Company under the terms of the Plan and the Agreement shall continue to be applied with respect to the Participant, following which the transferred Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the Agreement. No permitted transfer of the Options to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. Except as otherwise described in this Section
6, during the Participant's lifetime, the Options are exercisable only by the
Participant.

     7. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Options, their exercise or any payment or transfer under or with respect to the Options and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

     8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this
Agreement.

     9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the
Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

     10. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF BERMUDA, WITHOUT REGARD TO CONFLICTS OF LAWS
PRINCIPLES.

                                                                               9

     11. Options Subject to Plan and Shareholder's Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Shareholder's Agreement. The
Options are subject to the Plan (including without limitation the arbitration provision) and the Shareholder's Agreement. The terms and provisions of the Plan and the Shareholder's Agreement as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the
Shareholder's Agreement, the applicable terms and provisions of the Plan or the
Shareholder's Agreement, as applicable will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Shareholder's Agreement, the applicable terms and provisions of the
Shareholder's Agreement will govern and prevail.

     12. Fiscal Year. If the Company's fiscal year is changed to other than a calendar year, the references to calendar year in this Agreement shall be adjusted to appropriately reflect the change.

     13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                                ASPEN INSURANCE HOLDINGS LIMITED

                                            BY: ________________________________

AGREED AND ACKNOWLEDGED AS
OF THE DATE FIRST ABOVE WRITTEN:

--------------------------------
Participant

                                                                       EXHIBIT A

                            SHAREHOLDER'S AGREEMENT